Exhibit 10.1

English Translation of Equity Transfer Agreement
By and Between China TransInfo Technology Group Co., Ltd.
And Eight Individual Shareholders of Beijing UNISITS Technology Co., Ltd. On
Purchasing 1.26 Million Shares of Beijing UNISITS Technology Co., Ltd.

Party A:Eight Individual Shareholders of Beijing UNISITS Technology Co., Ltd. (Hereinafter referred as “the Transferors”), including Guo Wang, Gang Wang, Yuxin Ke, Lijuan Guo, Wanli Cheng, Yuntao Wu, Niao Wu, Qi Wang

Party B: China TransInfo Technology Group Co., Ltd. (Hereinafter referred as “the Transferee”) Legal Representative: Shudong XIA

Registration Place: Room717,E-wing Center No.113 Zhichunlu, Haidian District, Beijing 100083, P.R. China

WHEREAS:

1.

Beijing UNISITS Technology Co., Ltd. (Hereinafter referred as “the Targeted Company” ) is a limited liability company, established and validly existing under the laws of the People’s Republic of China;

2.

The present registered capital of the Targeted Company is RMB ¥52.60 (fifty-two million and six hundred thousand) million Yuan, the Transferors in aggregate hold 1.26 million shares of the Target Company.

3.	The Transferee was founded in June 2009 with a registered capital of RMB ¥180 million Yuan.

4.	The Transferors intend to transfer, and the Transferee desires to purchase from the Transferors 1.26 million of shares of the Target Company.

NOW, THEREFORE, according to the Company Law of the People's Republic of China and relevant laws and regulations, the Transferors and the Transferee, after friendly consultations and in consideration of the principles of equality and mutual benefit, honesty and trustworthiness and making compensation for equal value, Party A and Party B enter into the following Equity Transfer Agreement (hereinafter referred as this “Agreement”):

ARTICLE I: DEFINITION

Unless the context otherwise provides, the following words and expressions in this Agreement have the following meanings:

1.1

Equity: refers to the rights of the Transferors as shareholders of the Target Company based on their contributions to the Target Company’s registered capital and provided by the Chinese laws and Articles of Association of the Target Company, including but not limited to the rights to receiving profits from the company's assets, making major decisions and selecting managers;

1.2

Rights attached to the Equity: refers the rights and befits of the Transferors in addition to the Equity, based on their contributions to the Target Company’s registered capital and their status as shareholders of the Target Company;

1.3	Transferring the Equity or the target Equity: refers that the transfer of 1.26 million shares of the Target Company and all related rights and benefits from the Transferors to the Transferee;

1.4	The Transfer of the Equity: refers to the Transferors’ behavior of transferring all of their Equity to the Transferee under this Agreement;

1.5

Substantive Changes: refers to any and all major adverse changes which may affect the Target Company’s operation, management plan and capability, including but not limited to the changes about asset, debt, business, and employment of the Target Company;

1.6	The Effective Date: refers to the date on which this Agreement is signed by the parties according to Section 16.6;

1.7	The Closing Date refers to the date on which, with the assistance of the Transferors, the Transferee completes the amendment to the industrial and business registration; and

1.8	Interim Period: refers to the period of time between the Effective Date and the Closing Date, including the Effective Day and the Closing Date.

ARTICLE II THE TRANSFEROR’ S EQUITY

2.1	The ownership structure, the amount of capital contributed by each Transferor, and their respective contribution ratio are set forth in Appendix I;

2.2	Each of the Transferors makes the representation and warrants to the Transferee that he owns all rights, titles and interests in and to, and has the rights to transfer to the Transferee the Equity, pursuant to the terms of this Agreement, free and clear of all liens, security interests, charges and other encumbrances. The Transferors will not transfer the Equity to any third party other than the Transferee until the Closing Date.

ARTICLE III THE TRANSFER OF THE EQUITY

3.1

The Transferors agree to transfer the Equity to the Transferee and the Transferee agrees to acquire the Equity from the Transferors. Subject to any other agreements between the parties reached in accordance with this Agreement, the Transferee shall be entitled to fully exercise all rights attached in the Equity since the Effective Date of this Agreement. The Transferors shall ensure the consolidation of the financial statements of the Target Company during the Interim Period. The Transferors should instruct the Target Company to timely complete the required administrative procedures in China (including but not limited to change of industrial and business registration) to ensure that the Equity will be registered under the Transferee’s name on the Closing Date.

3.2

During the Interim Period, except as otherwise expressly provided in this Agreement or other amendments pursuant to written agreements between the Transferee and the Transferors, (for the avoidance of doubt, , these amendments shall not affect the consolidation of financial statements of the Target Company by the Transferee), the Transferee shall have all the rights and obligations relevant to the Equity transferred. From the Closing Date, the Transferee is the legitimate owner of the Equity, except as otherwise expressly provided in this Agreement, the Transferee has all the rights and obligations relevant to the Equity transferred, the Transferors shall no longer have any rights or obligations relevant to the Equity transferred.

ARTICLE IV ACQUISITIONS

4.1	The Transferee agrees to pay RMB ¥4,410,000Yuan in cash as the purchase price to acquire 1.26 million of shares of the Target Company held by the Transferors.

4.2	For the avoidance of doubt, the parties further confirm: the above said purchase price is subject to the following conditions: the Targeted Company’s net profit after tax of 2010 (according to the GAAP rules in China and Article VII of this Agreement) is no less than RMB ¥37.50 million Yuan and net profit after tax of 2011 (according to the GAAP rules in China and Article VII of this Agreement) is no less than RMB ¥46.88 million Yuan.

4.3	For the avoidance of doubt, the parties further confirm: the issuance of the financial results set forth in Section 4.2 shall be no later than the date of required auditing date of the Target Company according to Chinese laws, regulations and accounting standards.

4.4	The Transferors and the Transferee further confirm: if the Transferors disagree with the audited financial results of the Target Company issued by the certified public accounting firm hired by the Target Company, the Transferors and the Transferee shall jointly hire an independent accounting firm to audit the financial results of the Target Company in accordance with Chinese accounting standards and of Article VII of this Agreement. The audit report issued by such independent accounting firm shall supersede the report issued by the accounting firm hired by the Target Company.

ARTICLE V PRICE FOR THE TRANSFER OF EQUITY

5.1	Equity: 1,260,000 (one million and twenty six thousand) shares of the Targeted Company.

5.2	Determination of the transfer price of the Equity:

5.2.1	The Transferee shall pay RMB ¥4,410,000 Yuan as the acquisition price to the Transferors.

5.2.2	The amount of purchase price paid to each of the Transferors is set forth in Appendix I to this Agreement.

ARTICLE VI TRANSFER PRICE PAYMENT

6.1	The Transferee agrees to accept RMB ¥4,410,000 Yuan as the acquisition price for 1.26 million shares of the Targeted Company.

6.2

Since the effective date of this Agreement, within one week, the Transferors shall designate an account for the one-time payment equal to 40% of the total amount of acquisition price, that is , RMB 1,764,000Yuan. The Transferors shall provide the receipt of the payment within three working days.

6.3

Subject to Section 4.2, the Transferee shall, within two weeks after the issuance of the audit report of the Target Company’s 2010 net profit which is no less than RMB 37.5 million, pay RMB 1,323,000 yuan to the designated account. The Transferors shall provide the receipt of the payment within three working days.

6.4

Subject to Section 4.2, the Transferee shall, within two weeks after the issuance of the audit report of the Target Company’s 2011 net profit which is no less than RMB 46.88 million, pay RMB 1,323,000 yuan to the designated account. The Transferors shall provide the receipt of the payment within three working days.

6.5

For the purpose of this Agreement and the transactions contemplated in this Agreement, each party shall bear its own risk of adverse tax consequences caused by this Agreement and the transactions contemplated in this Agreement and pay related taxes.

ARTICLE VII REVENUE RECOGNITION PRINCIPLE

7.1	Commodity Marketing

The Target Company has transferred the main risks and rewards of commodity on ownership to purchasers. It does not either remain any continuous management rights usually related to ownership of goods, nor the effective control over the goods sold. Amounts of revenue can be reliably measured. Related economic benefits are likely to flow into the enterprise. When relevant cost occurred or being occurred can be reliably measured, recognition of operating income can be achieved.

7.2	Rendering of Services

Recognition of revenue from rendering of services can be achieved by using percentage of completion method, for results of services rendered on the date of balance sheets can be reliably estimated. The progress of the completion of rendering of services transactions can be determined according to the actual situation by using any of the methods provided as below:

  Measurements of the work have been finished.
  The services already provided account for the proportion of the total services to be provided.
  The cost already occurred for the proportion of the total cost to be estimated.

The total revenue of rendering of services can be determined in accordance with payment from service receivers of contracts’ and agreements’ values received or receivable, except for the received or receivable contract or agreement prices which are not fair. The amount of revenue of current provision of services can be determined by total revenue of services rendered on the date of balance sheet timing completed process which should be decreased by the amount of revenue of rendered services determined accumulatively before during the accounting period.

In case that results of services rendered can not be reliably estimated at the date of balance sheets, thereafter dealing respectively as bellow:

The labors costs occurred are expected to receive compensation, the revenue of rendered services of which can thereafter be determined in accordance with the amount of service cost occurred, and also as the same amount of carry-over labor costs.

The labor costs occurred are not expected to receive any compensation, which can thereafter be accounted as current profit and loss and revenue of rendered services can not be determined.

7.3	Transferable Right to Use the Asset

The associated economic benefits may flow into the enterprise, in case that the amount of revenue can be reliably measured, thereafter the revenue amount from transferring the right to use the asset can be determined as bellow:

Interest income amount shall be determined by calculating the time when others use the corporate currency funds and the real interest rate.

The amount of using fees shall be determined by calculating the charging times and methods stipulated in relevant contract or agreement.

7.4	Construction Contracts

If the outcome of a construction contract can be estimated reliably, enterprises can determine contract revenue and costs at the date of balance sheet according to the percentage of completion method.

If the outcome of a construction contract can not be reliably estimated, they can be differentiated as the following circumstances:

(1)    In case that contract costs is recoverable, contract revenue can be determined in the accordance with the actual contract costs recoverable, contract costs should be recognized as an expense occurred in the current period.

(2)    Contract costs which are not recoverable shall not immediately be determined as cost at the time when it occurs, which shall not be determined as income.

If the estimated total contract costs will exceed the estimated total contract revenue, the expected loss would be immediately recognized as current period costs.

7.5	Settlement Accounts Receivables

The Target Company in accordance with previous years the same or similar, with similar credit risk characteristics of the receivables portfolio (i.e, aging combination) based on the actual loss rate, according to Chinese Accounting Standards actual situation of persons and companies to determine the following receivables combination of the proportion of bad debt provisioning:

Aging	Accruing proportion
Less than 1 year (including 1 year)	0%
1-2 years (including 2 years)	5%
2-3 years (including 3 years)	10%
3-4 years (including 4 years)	30%
4-5 years (including 5 years)	50%
More than 5 years	100%

7.6	Exclusive of Income

Determination of revenue committed as profits should not include any non-operational and non-repeatable income, such as income through mergers and acquisitions.

ARTICLE VII REPRESENTATIONS AND WARRANTIES

8.1	The Transferors make the following representations and warranties to the Transferee:

8.1.1	The Transferors have the power to sign this Agreement, and the Transferors have obtained all necessary authorization and completed internal approval procedures to execute this Agreement;

8.1.2	The transfer of the Equity to the Transferee is in compliance with the relevant Chinese laws and regulations and does not violate any laws, regulations and relevant provisions of other government authorities, and does not violate any agreements signed with any third parties by the Transferors and the Target Company;

8.1.3	The Transferors have fulfilled all its obligations for the transfer of the Equity by the date of this Agreement.

8.1.4	from the date of this Agreement until the Closing Date, there is no and there will not be any form of security interests such as pledge or lien, or any claim of ownership or security interest by a third party over any rights of the Equity;

8.1.5	Pending the completion of equity transfer, unless the Transferee consents in writing in advance:

a.	The Target Company shall maintain normal business activities;

b.	The Target Company's assets and financial situation can not be materially changed

c.	The Target Company does not allocate its investment income to the Transferee

d.	The Target Company will not change its shareholding structure and articles of association

e.	The amount and structure of the Target Company's assets are not undergone any material changes; and

f.	the Transferors will take best efforts to prevent the Target Company's operations from being affected by any adverse impacts.

8.2	The Transferee makes the following representations and warranties to the Transferors:

8.2.1	The Transferee has the power to execute this Agreement and has obtained all proper authorization and competed internal approval procedures to execute this Agreement;

8.2.2	The representative signing this Agreement has been duly authorized and has the right to sign this Agreement on behalf of the Transferee;

8.2.3	the Equity transfer from the Transferor in accordance with this Agreement does not to violate any laws, regulations and relevant rules from other government departments, or any agreements signed by the Transferee with any other third parties;

8.2.4	to pay full price of the transfer of Equity to the Transferors in accordance with the provisions of this Agreement.

8.2.5	to take all rights and obligations in connection with the Equity upon the execution of this Agreement by the parties

8.2.6	From the date of this Agreement to December 31, 2011, the Transferee and its affiliates, and its respective shareholders meeting, board of directors will not take any actions that may result in material adverse impact on the operation of the Target Company.

8.3	Parties to the Agreement guarantee mutually that all of their respective representations and warranties made to each other are true and complete without any false, misleading, or material omission.

ARTICLE IV THE TRANSFERORS’ RIGHTS AND OBLIGATIONS

9.1

The Transferors, in accordance with the provisions of this Agreement, are responsible for timely completion of all the examination and approval procedures required for the transfer of equity stipulated in this Agreement. The Transferor shall promptly notify the Transferee should there be any extension of that period.

9.2

The Transferors, after the execution of this Agreement, shall show the Transferee, per the Transferee’s request, to access the legal documents, application files and other documents produced for the completion of the equity transfer under the provision of the Agreement and related matters.

9.3	The Transferors shall request the Transferee to pay the consideration to the Transferors for the Equity in accordance with provision of this Agreement;

9.4

In accordance with the Company Law and the procedures set forth in the articles of association of the Target Company, the Transferors shall support and ensure the Transferee, after the Transferee has purchased the Equity, to enjoy all the legal rights and interests of the Equity transferred as a shareholder, provide reasonable assistance to the Transferee for its exercise of these above-mentioned rights. The Transferors are responsible for the all necessary registration for the Equity transfer.

9.5

The Transferors make the representation and warranty to the Transferee that the execution and implementation of this Agreement shall not violate any Chinese laws, rules, and various effective regulations. The Transferors have not signed and will not sign any contracts or agreements or make any commitment or take any actions with any form that may limit or prohibit the Transferors from executing and implementing this Agreement.

9.6	The Transferors have truthfully informed the Transferee of the financial position, credit and debt situation of the Targeted Company.

ARTICLE X THE TRANSFEREE’S RIGHTS AND OBLIGATIONS

10.1

The Transferee has confirmed its consent pursuant to the terms and conditions stipulated in this Agreement and the Appendix to this Agreement to purchase the Equity , and pay the consideration in accordance with the terms and conditions stipulated in this Agreement and the provisions of the Appendix to this Agreement;

10.2	The Transferee shall issue timely all documents and resolutions required by laws for the completion of the equity transfer in accordance with provisions of this Agreement;

10.3

The Transferee, after the execution of this Agreement and the completion of the amendment to the industrial and business registration, shall, as a shareholder of the Target Company, receive all the rights and obligations stipulated in the articles of association of the Target Company.

10.4

The Transferee makes the representation and warranty that the execution and implementation of this Agreement will not violate the Chinese laws, regulations, and otherwise effective rules. The Transferee shall refrain from requesting any actions from the Transferors that may violate Chinese laws, regulations, and otherwise effective rules.

ARTICLE XI THE EFFECTIVE CONDITIONS OF THE AGREEMENT

11.1	Subject to the satisfaction of the following conditions, the agreement can be effectively signed by the parties:

	(1)	The Agreement has formally been signed by the parties;

	(2)	The boards of directors of the Transferee and its affiliated company have already approved the execution and implementation of this Agreement.

11.2

After the execution of this Agreement, the parties shall act based on the principle of good faith and take their best efforts to complete, as soon as possible, any actions necessary to effectuate the transfer the Equity under this Agreement, including but not limited to the execution or cause any third person to execute any documents or application forms, or obtain any related approval, consent or permission, or complete any relevant filings or public announcement.

ARTICLE XII CONFIDENTIALITY CLAUSE

12.1

Parties of this Agreement should keep strictly confidential the confidential information such as information obtained from singing and implementing this Agreement, including but not limited to the provisions of this Agreement, and other confidential information on the negotiation of this Agreement, trade and operational secretes of either party of this Agreement, which shall not be disclosed to a third party without the consent of the other party (except for the information that is required to be disclosed by the Transferee, as a listed company, under applicable laws).

12.2

Any party of this Agreement, who needs to disclose required by applicable laws, shall consult with the other party, before disclosing or submitting the information, by giving a reasonable notice, and if the other party requires, the party, who needs to needs to disclose and summit any of the abovementioned information, should, whenever possible, seek confidential treatment to the relevant information;

12.3	This Article shall survive and remain effective after the termination of this Agreement without any time limitation.

ARTICLE XIII LIABILITY FOR BREACH

13.1	In case that any party to this Agreement has any of the following circumstances occurs, the party constitutes a breach of this Agreement:

(1)	Violating any of obligation of the provisions of this Agreement,

(2)	Violating any commitment of the provisions of this Agreement;

(3)	Any statement or guarantee made in this Agreement is inconsistent with the facts or misleading (regardless in good faith or bad faith).

13.2

If the case of any of abovementioned violation of this Agreement occurs, the observant party has the right to request the defaulting party to take remedial actions within 30 days; if the defaulting party fails to make corrections within such period of time, the observant party has the right to terminate this Agreement and to claim damages against the defaulting party.

13.3

Parties to this Agreement have mutual commitments that, without prejudice to any party to have the right to claim compensation from the defaulting party for breach of its commitments, guarantees and obligations set forth in this Agreement, the defaulting party shall, upon request by the observant party, pay damages to the observant party as follows:

(1)	A certain amount of money, so that the observant party could recover to the position before the defaulting party’s breach;

(2)

Direct or indirect costs and expenses incurred by the observant party due to the defaulting party’s breach (including but not limited to, reasonable attorney’s fees, arbitration costs and litigation fees).

ARTICLE XIV CHANGES AND TERMINATION OF THE AGREEMENT

14.1

This Agreement may be amended or terminated in a written instrument signed by the parties. If the provisions in the amendment are inconsistent with the provisions this Agreement, the provisions in the amendment shall prevail.

ARTICLE XV FORCE MAJEURE CLAUSE

15.1	After the conclusion of this Agreement, force majeure such as earthquake, typhoon, flood, war, strike, the national trade policy adjustments, government action and other unforeseen and unavoidable acts, directly affects the performance of this Agreement or makes it unable to fulfill the conditions under this Agreement, the party that comes across force majeure, shall immediately notify the other party to the accident in writing; in accordance with the degree of influence of this Agreement caused by force majeure, the parties is to negotiate to lift, change or delay the implementation of this Agreement.

ARTICLE XVI MISCELLANEOUS

16.1

For the issues not covered in this Agreement, the parties agree to resolve in the form of supplemental agreements. Any supplemental agreement relating to this Agreement will become an integral part of this Agreement, and has the same legal effect with this Agreement. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

16.2

The governing law of this Agreement is the laws of the People’s Republic of China. Regarding to all disputes under this Agreement, the parties should firstly resolve them through friendly consultation. If the parties fail to reach an agreement within five working days, any party shall be entitled to submit the dispute to Beijing Arbitration Commission for arbitration. The arbitration is carried out in accordance with its then applicable arbitration rules, and the arbitral award of which is final, binding on the parties. During the arbitration, in addition to matters in dispute submitted to arbitration, the parties shall continue to carry out other provisions under this Agreement.

16.3

Without the prior written consent of other party, neither party shall make dispose, or otherwise transfer, or purport to make disposition all of, or any of its rights, interests, responsibilities or obligations under this Agreement.

16.4

This Agreement constitutes the entire presentation and agreement between the parties, and supersedes all or any previous oral or written presentation, warranties, understandings and agreements. The parties agree and confirm that unless the Transferors and the Transferee otherwise agreed or otherwise after the signing of this Agreement to agree, any statement, representation or warranty, being not specified in this Agreement, shall not constitute the basis of this Agreement, which, therefore, cannot be used to determine the rights and obligations of the parties or to construe the terms and conditions of this Agreement.

16.5

The notice required under this Agreement shall be made in writing in Chinese, and delivered by registered mail, fax or other electronic means of communication service. Notice is considered as delivered upon the arrival of the registered address of the recipient party. If sent by registered mail, the date of receipt on the return receipt by mail indicates the delivery date. While using fax to deliver the notice, the confirmation document printed by the fax machine is considered as the notice being delivered.

16.6	This Agreement shall become effective upon the execution by the legal representatives from each party.

16.7	This Agreement has eleven original copies, each of the Transferor shall hold one copy and the Transferee shall have three copies; each copy has the same legal effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

The Transferors:

Signature: /s/ Guo Wang, /s/ Gang Wang, /s/ Yuxin Ke, /s/ Lijuan Guo, /s/ Wanli Cheng, /s/ Yuntao Wu, /s/ Niao Wu, /s/ Qi Wang

Date of Signature: March 22, 2010

The Transferee: China TransInfo Technology Group Co., Ltd

Signature: /s/ Shudong Xia

Date of Signature: March 22, 2010